Exhibit 99.8(R)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

This Amendment is the first amendment to the Participation Agreement (the “Agreement”), which was effective as of January 1, 2008, by and among National Integrity Life Insurance Company (“Company”), RYDEX VARIABLE TRUST (“Trust”), and RYDEX DISTRIBUTORS, INC. (“Underwriter”).  This Amendment, which supplements and is a part of the Agreement, is effective as of November 1, 2009.

WHEREAS, the parties wish to amend the Agreement to add specific provisions as set forth herein; and

WHEREAS, the parties wish to add Rydex Investments (“Advisor”), the investment advisor to each Fund, which is duly registered as an investment advisor under the Investment Advisers Act of 1940, as amended, as a party to the Agreement for the limited purpose set forth in this Amendment; and

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust, the Underwriter and the Advisor agree as follows:

1.               Article 8.2(a) is amended by adding the following:

(vi)  arise out of or result from any failure of the Funds to comply with diversification requirements set forth in Section 817(h) of the Code and Treasury Regulation 1.817-5.

2.               Article 8.3(a) is amended by adding the following:

(iii)  arise out of or result from any failure of the Funds to comply with diversification requirements set forth in Section 817(h) of the Code and Treasury Regulation 1.817-5.

3.               Article 8.5 is hereby added:

8.5.  Indemnification by the Advisor

8.5(a). The Advisor agrees to indemnify and hold harmless the Company and each of its directors, officers and employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” and individually, an “Indemnified Party,” for purposes of this Section 8.5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Advisor) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of shares of a Fund or the Contracts and arise out of or result from any failure of the Funds to comply with diversification requirements set forth in Section 817(h) of the Code and Treasury Regulation 1.817-5.

8.5(b). The Advisor shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities, or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement.

8.5(c).  The Advisor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Advisor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Advisor of any such claim shall not relieve the Advisor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Parties, the Advisor will be entitled to participate, at its own expense, in the defense thereof.  The Advisor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Advisor to such party of the Advisor’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Advisor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.5(d).  The Company agrees promptly to notify the Advisor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.

4.               Article XI is amended to add the following:

If to the Advisor:

Rydex Investments

9601 Blackwell Road, Suite 500

Rockville, Maryland 20850

5.               All capitalized terms not otherwise defined in this amendment have the same meaning as provided in the Agreement.  The terms and conditions of the Agreement remain in full force and effect except as specifically amended above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Kevin L. Howard
Kevin L. Howard
Senior Vice President and General Counsel

RYDEX VARIABLE TRUST

By:	/s/ Keith A. Fletcher
Printed Name: Keith A. Fletcher
Title: Senior Vice President

RYDEX DISTRIBUTORS, INC.

By:	/s/ Keith A. Fletcher
Printed Name: Keith A. Fletcher
Title: Senior Vice President

RYDEX INVESTMENTS

By:	/s/ Keith A. Fletcher
Printed Name: Keith A. Fletcher
Title: Senior Vice President

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